Exhibit 99.3

Press Release

	Contact: Larry Thede	Email: ir@udr.com
NYSE Trading Symbol: UDR	Phone: 720.283.2450	Web: www.udr.com
UDR EXPANDS SHARE REPURCHASE
PROGRAM TO 22 MILLION SHARES
DENVER, CO (January 29, 2008) UDR, Inc. (NYSE: UDR) today announced that its Board of Directors has authorized increasing its share repurchase program by 15 million shares, effective immediately. This increase gives the Company the ability to repurchase a total of approximately 22 million shares.
Share repurchases under this program may be made from time to time in open-market purchases, in block purchases, in privately negotiated transactions or otherwise as determined by the Company. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The share repurchase program does not have an expiration date and may be terminated at any time without prior notice.
About UDR, Inc.
UDR, Inc. (NYSE:UDR) is a leading multi-family real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2007, UDR owned 65,867 apartment homes and had 6,386 homes under development and another 738 homes under contract for development in its pre-sale program. For over 30 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. An S&P 400 company, UDR is the third largest apartment REIT in the nation. Additional information can be found on the Company’s website at www.udr.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning redevelopment activities, expectations on occupancy levels, expectations concerning the Texas joint venture, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, exceptions on annualized net operating income, expectations concerning closing the $1.7 billion portfolio sale and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.